EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-197713, 333-126924, and 333-91863 on Form S-8 and No. 333-204649 on Form S-3 of our report dated February 23, 2017, relating to the consolidated financial statements and financial statement schedule of Tanger Factory Outlet Centers, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tanger Factory Outlet Centers, Inc. and subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 23, 2017